Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-224206 on Form F-3 of Brookfield Renewable Partners L.P. of our report dated February 28, 2019 (relating to the consolidated financial statements of TERP Spanish Holdco, S.L. (Sociedad Unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018) appearing in the Annual Report on Form 20-F for the year ended December 31, 2018, as amended by Amendment No. 2 on Form 20-F/A, of Brookfield Renewable Partners L.P.

/s/ DELOITTE, S.L.

Madrid, Spain

February 19, 2020